Exhibit 99.1

Lotus Pharmaceuticals Announces First Quarter Fiscal 2011 Financial Results

BEIJING, May 16, 2011 /PRNewswire-Asia-FirstCall/ -- Lotus Pharmaceuticals, Inc. (OTCBB:LTUS.ob - News) ("Lotus" or the "Company"), a profitable developer, manufacturer and seller of medicine and drugs in the People's Republic of China ("PRC"), today announced its financial results for the first quarter ended March 31, 2011. Summary financial data is provided below:

First Quarter Financial Highlights

•	Revenues for the three months ended March 31, 2011 decreased by 12.4% year-over-year to $12.9 million, down from $14.8 million in the first quarter of 2010

○	Wholesale revenues were $8.7 million, or 67.5% of total revenues

○	Retail revenues were $4.2 million, or 32.5% of total revenues

•

Gross profit for the first quarter was $6.2 million, a decrease of 27.7% compared to $8.5 million in the first quarter of 2010. Gross margin was 47.6% and 57.7% for the three months ended March 31, 2011 and 2010, respectively

•	Net income for the quarter decreased 54.7% to $2.2 million, compared to $4.9 million in the first quarter of 2010

•	Earnings per diluted share were $0.08 for the quarter, compared with diluted EPS of $0.18 achieved in the same period a year ago

Mr. Zhongyi Liu, Chairman and CEO of Lotus, stated, "While our first quarter results were impacted by changes in our wholesale segment, our retail sales continue to outperform with 29.1% growth versus the same period in 2010. The substantial increase in the retail segment was driven by our Over-the-Counter Drug Division's sales force. We expect this channel to continue being a major sales growth driver in the coming year. Construction of our Beijing facility continues to progress, and we anticipate additional capacity for growth and significant efficiency improvements once we move into the new building."

Mr. Liu continued, "We plan to focus our capital expenditures in the foreseeable future on the completion of our Beijing facility and our core business in Beijing. Lotus has a well-established nationwide sales and distribution network, strong product development capabilities, and access to capital. Due to the trends of consolidation and increasing regulatory oversight in China's pharmaceuticals industry, we believe these characteristics position Lotus to emerge as an industry leader."

First Quarter Results of Operations

Revenues

Revenues for the first quarter ended March 31, 2011 were $12.9 million, compared to $14.8 million in the first quarter of 2010. The decrease of 12.4%, or $1.9 million, was primarily due to decreased sales from the Company's wholesale distribution channel, partially offset by strong performance in its retail sales segment. Wholesale revenue decreased 24.2% year-over-year to $8.7 million, or 67.5% of total revenues. Retail revenues increased 29.1% year-over-year to $4.2 million, or 32.5% of total revenues. The growth in retail revenues was primarily attributable to the success of the Company's sales force and new general manager for its Over-the-Counter Drug Division, which served the Company's 10 stores and more than 1,000 other OTC drugstores in Beijing during the quarter.

Gross Profit

Gross profit for the first quarter ended March 31, 2011 was $6.2 million or 47.6% of total net revenues, as compared to $8.5 million or 57.7% of total net revenues for the quarter ended March 31, 2010.  The decrease of 27.7%, or $2.3 million, was primarily attributable to decreased sales and lower margins in the wholesale segment from 2010 to 2011. The decrease in wholesale gross margin was partially offset by higher growth in the lower-margin retail segment.

Income from Operations

Operating income amounted to $2.2 million for the quarter ended March 31, 2011 as compared to operating income of $5.3 million for the first quarter of 2010. The decrease of 57.7%, or $3.1 million, was due largely to decreased gross profit and increased research and development expenses.

Net Income

Net income for the quarter ended March 31, 2011 was $2.2 million as compared to $4.9 million for the quarter ended March 31, 2010, due to the reasons set forth above. Earnings per diluted share were $0.08 for the quarter, compared with diluted EPS of $0.18 for the first quarter of 2010.

Liquidity and Capital Resources

As of March 31, 2011, the Company's current assets were $5.3 million and current liabilities were $7.6 million. Cash and cash equivalents totaled $1.3 million as of March 31, 2011. The Company's shareholders' equity at March 31, 2011 was $93.9 million. The Company generated $3.6 million in cash from operating activities in the first quarter, compared to $2.3 million in the same quarter of 2010. The Company used $3.6 million in net cash for investing activities during the first quarter of 2011, compared to $5.1 million in the first quarter of 2010.

Recent Business Highlights

•

The Company announced that it will add an additional 9,000 square meters (97,000 square feet) to its new headquarters building in Chaoyang District, Beijing. The new construction will contain between 90 and 120 apartments for employees, bringing the total gross area to 34,000 square meters (366,000 square feet). Once completed, this state-of-the-art building will host the Company's GMP manufacturing facility, a storage warehouse, an R&D center, a sales and marketing center, and administrative offices, as well as employee apartments. Currently the exterior furnishing is completed, and the project is moving to the final interior furnishing stage. The Company expects to complete and move into the facility by the end of the year.

•

The Company has stated it plans to make the best use of its land asset in Inner Mongolia. Specifically, management plans to build a 100-mu pharmaceutical distribution center in Inner Mongolia, which is expected to begin construction in 2011 and will provide a base for continued sales into the five northwestern provinces. For the remaining estimated 900 mu of land, the Company intends to make the best use of the asset, including co-developing or selling it to a third party.

Business Outlook for 2011

Management anticipates that 2011 will be a transitional year for Lotus Pharmaceuticals, as the Company will be completing and moving into its new headquarters and shifting its focus to the wholesale business in Beijing and the surrounding areas. After the completion of the headquarters, the Company expects strong growth driven by the wholesale business in Beijing and surrounding areas starting in 2012.

The Company expects total revenue and profitability in 2011 will be lower than that of 2010. Specifically, the revenue from the wholesale segment will down from 2010, driven by the manufacturing disruption of Mu Xin and lower revenue from products with non-exclusive rights. However, management anticipates continued growth in Lotus' retail business in 2011, driven primarily by strong growth in the OTC sales division.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Tuesday, May 17, 2011 at 10:00 a.m. EDT (7:00 a.m. PDT).

To participate in the call, please dial (877) 941-1430, or (480) 629-9667 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on May 17, 2011, until 11:59 p.m. EDT on May 31, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4442028.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. is a profitable developer and producer of drugs and a licensed national seller of pharmaceutical items in the People's Republic of China (PRC). Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus' current drug development is focused on the treatment of cerebro-cardiovascular diseases, asthma and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

At the Company:

Xing Shen, Ph.D.

VP of Corporate Development

Lotus Pharmaceuticals, Inc.

Ph: 415-690-7688

Email: shen@lotuspharma.com

Web: http://www.lotuspharma.com

Investor Relations:

Dave Gentry, President

RedChip Companies, Inc.

Tel: +1-800-733-2447, Ext. 104

Email: info@redchip.com

Web: http://www.redchip.com

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$1,310,924	$1,339,972
Accounts receivable	1,335,780	1,973,150
Inventories	1,323,314	634,583
Prepaid expenses and other current assets	1,312,885	593,759

Total Current Assets	5,282,903	4,541,464

PROPERTY AND EQUIPMENT, net	43,091,575	39,337,935

OTHER ASSETS
Land use right held for development	29,422,456	29,236,891
Deposits and Installments on intangible assets	9,588,895	9,528,419
Land use rights, net	12,935,011	12,932,421
Other intangible assets, net	7,432,484	7,607,485

Total Assets	$107,753,324	$103,184,615

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,267	$37,829
Other payables and accrued liabilities	740,491	3,441,466
Taxes payable	4,162,463	2,024,565
Unearned revenue	545,238	504,442
Due to related parties	2,129,730	2,042,376

Total Current Liabilities	7,610,189	8,050,678

LONG-TERM LIABILITIES:
Due to related parties	936,392	869,067
Notes payable - related parties	5,275,098	5,241,829

Total Liabilities	13,821,679	14,161,574

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; 619,824 and 607,107 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	620	607
Common stock ($.001 par value; 100,000,000 shares authorized; 27,747,131 and 26,763,485 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	27,747	26,763
Additional paid-in capital	23,785,665	21,679,147
Retained earnings	56,149,121	53,925,101
Statutory reserves	6,240,202	6,240,202
Accumulated other comprehensive income	7,728,290	7,151,221

Total stockholders' Equity	93,931,645	89,023,041

Total Liabilities and Stockholders' Equity	$107,753,324	$103,184,615

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2011	2010
NET REVENUES:
Wholesale	$8,719,023	$11,498,086
Retail	4,198,217	3,252,392

Total Net Revenues	12,917,240	14,750,478

COST OF REVENUES:
Wholesale	3,752,509	3,913,198
Retail	3,011,797	2,330,431

Total Cost of Revenues	6,764,306	6,243,629

GROSS PROFIT	6,152,934	8,506,849

OPERATING EXPENSES:
Selling expenses	1,403,546	2,168,953
Research and development expenses	727,431	—
General and administrative expenses	1,772,299	1,021,857

Total Operating Expenses	3,903,276	3,190,810

INCOME FROM OPERATIONS	2,249,658	5,316,039

OTHER INCOME (EXPENSE):
Debt issuance costs	—	(52,226)
Other income	46,514	198,434
Interest income	690	1,280
Interest expense	(61,629)	(432,402)

Total Other Income (Expense)	(14,425)	(284,914)

INCOME BEFORE INCOME TAXES	2,235,233	5,031,125

INCOME TAXES	149	102,207

NET INCOME	2,235,084	4,928,918

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	577,069	10,928

COMPREHENSIVE INCOME	$2,812,153	$4,939,846

NET INCOME PER COMMON SHARE:
Basic	$0.08	$0.20
Diluted	$0.08	$0.18

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	27,490,088	24,779,592
Diluted	27,800,769	26,854,462

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,235,084	$4,928,918
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	105,938	6,585
Amortization of intangible assets	301,889	438,227
Amortization of deferred debt issuance costs	—	52,226
Amortization of discount on convertible redeemable preferred stock	—	151,553
Interest expense attributable to beneficial conversion feature of preferred shares	—	184,660
Common shares issued for service	708,350	23,000
Common shares issued for compensation	1,388,101	—
Changes in assets and liabilities:
Accounts receivable	647,990	114,778
Inventories	(682,698)	(2,261,039)
Prepaid expenses and other current assets	(716,077)	208,214
Accounts payable	(5,785)	84,918
Other payables and accrued liabilities	(2,713,995)	(734,981)
Taxes payable	2,118,824	(650,611)
Unearned revenue	37,484	(368,342)
Due to related parties	137,094	90,697

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,562,199	2,268,803

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(3,599,641)	(5,090,025)

NET CASH USED IN INVESTING ACTIVITIES	(3,599,641)	(5,090,025)

CASH FLOWS FROM FINANCING ACTIVITIES:

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—

EFFECT OF EXCHANGE RATE ON CASH	8,394	663

NET DECREASE IN CASH	(29,048)	(2,820,559)

CASH - beginning of period	1,339,972	3,945,740

CASH - end of period	$1,310,924	$1,125,181

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$366	$—

Non-cash investing and financing activities:
Common stock issued for conversion of convertible redeemable preferred stock	$—	$2,166,000
Convertible redeemable preferred stock issued for dividend payable	$11,064	$321,308

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements